EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS FOR THE FOURTH QUARTER AND

YEAR ENDED DECEMBER 31, 2005

LOS ANGELES, California (February 27, 2006) – Ducommun Incorporated (NYSE: DCO) today reported results for the fourth quarter and year ended December 31, 2005.

Sales for the fourth quarter of 2005 were $60.9 million, compared to $57.4 million for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $3.5 million, or $0.34 per diluted share, compared to net income of $1.9 million, or $0.18 per diluted share, for the same period last year.

Sales for the year 2005 were $249.7 million, compared to $224.9 million for the year 2004. Net income for the year 2005 was $16.0 million, or $1.57 per diluted share, compared to net income of $11.2 million, or $1.10 per diluted share, for the same period last year.

Sales for the fourth quarter of 2005 increased 6% from the same period last year due to an increase in military sales. Net income for the fourth quarter of 2005 increased 87% from the fourth quarter of 2004, and included a $1.2 million after-tax benefit from the favorable resolution of a warranty claim. The Company’s effective tax rate in the fourth quarter of 2005 was 16.4%, compared to a negative 7.9% in the fourth quarter of 2004.

The Company’s mix of business in the fourth quarter of 2005 was approximately 67% military, 29% commercial and 4% space, compared to 65% military, 31% commercial and 4% space in the fourth quarter of 2004.

Sales for the year 2005 increased 11% from 2004, on growth in commercial, military and space sales. Net income for the year 2005 increased 43% from the year 2004. The Company’s effective tax rate was 24.3% in 2005, compared to 22.8% in 2004.

The Company’s mix of business in both the years 2005 and 2004 was approximately 61% military, 35% commercial and 4% space.

Joseph C. Berenato, chairman and chief executive officer, stated, “We made good progress in 2005 toward our goals of One Company, Profitable Growth and Operational Efficiency. During the year we continued to upgrade our skill set through both increased training and selective hires of key managers. At the same time, our alignment of processes and procedures across the Company helped to ingrain a common, One Company culture based on our values of Honesty, Professionalism, Customer Orientation, Continuous Improvement and Teamwork.”

Mr. Berenato continued, “Our sales growth was driven mainly by increased sales for the Apache helicopter program and an upswing in commercial sales. The growth in profits came not only from our higher sales volume, but also from our Operational Efficiency efforts. We have continued to drive a program of Lean thinking, first on the manufacturing floor and now in the administrative areas, to drive down our cost structure and to improve quality. The favorable resolution of a customer warranty claim, for which we recorded a reserve in a prior year, also reflected our hard work as we were able to reverse the reserve in 2005.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services for the aerospace and defense industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-202-4683 (international 617-213-8846) approximately ten minutes prior to the conference time stated above. The participant passcode is 71773617. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2005 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net Sales	$60,878,000	$57,411,000	$249,696,000	$224,876,000

Operating Costs and Expenses:
Cost of Goods Sold	48,000,000	47,670,000	198,041,000	181,344,000
Selling, General & Administrative Expenses	8,862,000	8,028,000	31,057,000	28,857,000

Total	56,862,000	55,698,000	229,098,000	210,201,000

Operating Income	4,016,000	1,713,000	20,598,000	14,675,000
Interest Expense	200,000	31,000	522,000	(210,000)
Income Tax Expense	(694,000)	138,000	(5,127,000)	(3,293,000)

Net Income	$3,522,000	$1,882,000	$15,993,000	$11,172,000

Earnings Per Share:
Basic Earnings Per Share	$0.35	$0.19	$1.59	$1.12
Diluted Earnings Per Share	0.34	0.18	1.57	1.10
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,088,000	10,033,000	10,065,000	9,976,000
Diluted	10,258,000	10,259,000	10,199,000	10,181,000

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